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                                                      --------------------------
                             UNITED STATES                  OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
                        Washington, D.C. 20549        OMB Number: 3235-0080
                                                      Expires: February 28, 2009
                                                      Estimated average burden
                                                      hours per response....1.00
                                                      --------------------------

                                    FORM 25

                   NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                     REGISTRATION UNDER SECTION 12(b) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 001-31471


               SPDR(R) Index Shares Funds, American Stock Exchange
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    (Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered)

                               One Lincoln Street
                           Boston, Massachusetts 02111
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   (Address, including zip code, and telephone number, including area code, of
                     Issuer's principal executive offices)

               Shares of beneficial interest, $0.01 par value, of:
                    See Exhibit A attached for list of funds
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                      (Description of class of securities)


Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[ ] 17 CFR 240.12d2-2(a)(1)
[ ] 17 CFR 240.12d2-2(a)(2)
[ ] 17 CFR 240.12d2-2(a)(3)
[ ] 17 CFR 240.12d2-2(a)(4)

[ ] Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.(1)

[X] Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, SPDR Index Shares Funds certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.


October 29, 2008           By /s/ Ryan M. Louvar         Secretary
------------------------      ------------------------   -----------------------
         Date                          Name                        Title


(1) Form 25 and attached Notice will be considered compliance with the provisions of 17 CFR 240.19d-1 as applicable. See General Instructions.

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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                           SPDR(R) Index Shares Funds

                                    Exhibit A


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FUND
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SPDR(R) DJ Wilshire International Real Estate ETF
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SPDR(R) FTSE/Macquarie Global Infrastructure 100 ETF
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SPDR(R) MSCI ACWI ex-US ETF
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SPDR(R) Russell/Nomura PRIME(TM) Japan ETF
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SPDR(R) Russell/Nomura Small Cap(TM) Japan ETF
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SPDR(R) S&P(R) China ETF
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SPDR(R) S&P(R) Emerging Asia Pacific ETF
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SPDR(R) S&P(R) Emerging Markets ETF
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SPDR(R) S&P(R) Emerging Europe ETF
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SPDR(R) S&P(R) Emerging Latin America ETF
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SPDR(R) S&P(R) Emerging Middle East & Africa ETF
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SPDR(R) S&P(R) World ex-US ETF
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SPDR(R) S&P(R) International Small Cap ETF
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SPDR(R) S&P(R) BRIC 40 ETF
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SPDR(R) S&P(R) International Dividend ETF
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SPDR(R) S&P(R) International Mid Cap ETF
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SPDR(R) S&P(R) Emerging Markets Small Cap ETF
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SPDR(R) DJ Wilshire Global Real Estate ETF
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SPDR(R) S&P(R) International Consumer Discretionary Sector ETF
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SPDR(R) S&P(R) International Consumer Staples Sector ETF
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SPDR(R) S&P(R) International Energy Sector ETF
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SPDR(R) S&P(R) International Financial Sector ETF
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SPDR(R) S&P(R) International Health Care Sector ETF
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SPDR(R) S&P(R) International Industrial Sector ETF
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SPDR(R) S&P(R) International Materials Sector ETF
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SPDR(R) S&P(R) International Technology Sector ETF
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SPDR(R) S&P(R) International Telecommunications Sector ETF
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SPDR(R) S&P(R) International Utilities Sector ETF
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